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                                                                   Form 10-Q
                                                                   June 30, 1994

                                                                   Exhibit 11


              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

         COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE (Unaudited)


                                                                               Six Months Ended          Three Months Ended
                                                                                  June 30,                     June 30,
                                                                         -----------------------      ------------------------
In thousands, except per share data                                          1994         1993            1994         1993
- - ------------------------------------------------------------------------------------------------------------------------------
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .          $    100        $14,000      $  8,000        $(22,000)

Preferred stock dividend  . . . . . . . . . . . . . . . . . . .            (5,100)                      (4,900)
                                                                          -------         ------       -------         -------

Net income (loss) applicable to common stock  . . . . . . . . .          $ (5,000)       $14,000      $  3,100        $(22,000)
                                                                          =======         ======       =======         =======

Average number of common shares and
     common share equivalents outstanding:
          Average number of common shares
               outstanding  . . . . . . . . . . . . . . . . . .            56,400         55,800        56,500          55,900
          Add common share equivalents - options
               to purchase common shares - net  . . . . . . . .                            1,700           400
                                                                          -------         ------       -------         -------
Average number of common shares and
     common share equivalents outstanding   . . . . . . . . . .            56,400         57,500        56,900          55,900
                                                                          =======         ======       =======         =======

Net income (loss) per common share and
     common share equivalent (primary and
     fully diluted)   . . . . . . . . . . . . . . . . . . . . .             $(.09)          $.24          $.05           $(.39)
                                                                             ====            ===           ===            ====




The computation does not assume conversion of the Company's preferred stock into common stock since the result would be antidilutive. For the six-month period ended June 30, 1994 and the three-month period ended June 30, 1993, loss per share was computed solely on the weighted average number of common shares outstanding during the period, since the inclusion of common stock equivalents would be antidilutive.

In accordance with Accounting Principles Board Opinion No. 15, the inclusion of common stock equivalents in the computation of earnings per share need not be considered if the reduction in earnings per share is less than 3%. Therefore, net income per common share and common share equivalent as shown on the Consolidated Statements of Operations for the three months ended June 30, 1994 does not include common share equivalents.





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